LAPORTE BANCORP, INC. ANNOUNCES RESULTS OF
STOCK OFFERING, SHAREHOLDER VOTE AND DEPOSITOR VOTE

LaPorte, Indiana, September 26, 2012 – LaPorte Bancorp, Inc., a federal corporation (“LaPorte-Federal”) (Nasdaq Capital: LPSB), announced today that its shareholders and the depositors of The LaPorte Savings Bank (the “Bank”) each approved the plan of conversion and reorganization pursuant to which LaPorte Savings Bank, MHC will convert to the stock holding company form of organization and LaPorte Bancorp, Inc., a Maryland corporation (“New LaPorte”), the proposed stock holding company for the Bank, will sell shares of its common stock.

LaPorte-Federal also announced that New LaPorte expects to sell 3,384,611 shares of common stock at $8.00 per share, for gross offering proceeds of $27.1 million in the offering.  All orders for shares of common stock were filled in the subscription offering, including 270,768 shares to be issued to the employee stock ownership plan.  Sterne, Agee & Leach, Inc. acted as selling agent in the subscription offering.  Orders received through the community offering will not be filled and such funds will be returned to purchasers with interest as disclosed in New LaPorte’s prospectus, dated August 10, 2012.

Concurrent with the completion of the offering, shares of LaPorte-Federal’s common stock owned by the public will be exchanged for shares of New LaPorte’s common stock so that LaPorte-Federal’s existing shareholders will own approximately the same percentage of New LaPorte’s common stock as they owned of LaPorte-Federal’s common stock immediately prior to the conversion, as adjusted for the assets of LaPorte Savings Bank, MHC and their receipt of cash in lieu of fractional exchange shares. As a result, shareholders of LaPorte-Federal will receive 1.3190 shares of New LaPorte’s common stock for each share of LaPorte-Federal common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $8.00 per share. As a result of the offering and the exchange of shares, New LaPorte will have approximately 6,205,741 shares outstanding after giving effect to the transaction.

The transaction is scheduled to close on or about October 4, 2012, at which time LaPorte Savings Bank, MHC and LaPorte-Federal will cease to exist and New LaPorte will become the fully public stock holding company of The LaPorte Savings Bank.  The shares of common stock of LaPorte-Federal will cease trading under the trading symbol “LPSB” on the Nasdaq Capital Market at the close of trading on or about October 4, 2012.  The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on or about October 5, 2012 under the trading symbol “LPSBD” for a period of 20 trading days and will thereafter trade as “LPSB.”

Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on or about October 4, 2012.  Shareholders of LaPorte-Federal holding shares in street name or in book-entry form will receive shares of New LaPorte common stock and cash in lieu of fractional shares within their accounts.  Shareholders of LaPorte-Federal holding shares in certificated form will be mailed a letter of transmittal on or about October 10, 2012 and receive their shares of New LaPorte common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New LaPorte’s transfer agent.

Founded in 1871, The LaPorte Savings Bank is an Indiana-chartered savings bank that operates eight full service locations in the LaPorte and Porter County regions of Northwest Indiana.  As a community-oriented savings bank, the Bank offers a variety of deposit and loan products to individuals and small businesses. Investors may obtain additional information about LaPorte Bancorp, Inc. and the Bank on the internet at www.laportesavingsbank.com under Investor Relations.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  New LaPorte undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.